Exhibit 99.1

Riot Platforms Reports Full Year 2025 Financial Results and Strategic Highlights

●    Record annual revenue of $647.4 million with 5,686 bitcoin mined

●    Improved positioning of Corsicana and Rockdale sites through strategic land acquisitions

●    Data center lease with AMD operational

CASTLE ROCK, Colo., March 2nd, 2026 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications, reported financial results for the twelve-month period ended December 31, 2025. The accompanying presentation materials are available on Riot’s website.

“2025 marked a watershed year for Riot, defined by a strategic evolution in our business that has transformed our future trajectory,” said Jason Les, CEO of Riot. “By unlocking our large, nearly two-gigawatt power portfolio for high-demand data center infrastructure, we are driving significant shareholder value.

“This strategy is already delivering results with our strategic partner, AMD. We have successfully commenced operations on the first phase of the lease with AMD, generating revenue for Riot, as of January 2026. This partnership validates our unique ability to rapidly deliver power capacity at scale for the world’s leading technology companies.

“With proven development expertise, a world-class asset base of readily available power in key data center markets, and over $1.9 billion in liquidity, we are uniquely equipped to aggressively scale our infrastructure footprint. Supported by record annual revenue of $647 million and $302 million in gross profit, Riot has never been in a stronger position. I am incredibly excited about our momentum as we build the next generation of digital infrastructure.”

Full Year 2025 Financial and Operational Highlights

Key financial and operational highlights for the year include:

●	Total revenue of $647.4 million, as compared to $376.7 million for the same twelve-month period in 2024. The increase was primarily driven by a $255.3 million increase in Bitcoin Mining revenue.
●	Produced 5,686 bitcoin, as compared to 4,828 during the same twelve-month period in 2024.
●	The average cost to mine bitcoin, excluding depreciation, was $49,645 in the year, as compared to $32,216 per bitcoin in the same twelve-month period in 2024. The increase was primarily driven by a 47% increase in the average global network hash rate as compared to the same period in 2024, partially offset by a 68% increase in power credits received in FY 2025 compared to power credits received in FY 2024.
●	Bitcoin Mining revenue of $576.3 million for the year, as compared to $321.0 million for the same twelve-month period in 2024, primarily driven by higher average bitcoin prices and an increase in operational hash rate, partially offset by an increase in the average global network hash rate.
●	Engineering revenue of $64.7 million for the year, as compared to $38.5 million for the same twelve-month period in 2024. Riot has realized $23.2 million in capex savings alone since the acquisition of ESS Metron in December 2021, demonstrating one of the key synergies resulting from this strategic operational asset.

●	Maintained strong liquidity position with 18,005 bitcoin (of which 3,977 are currently held as collateral), equating to approximately $1.6 billion based on a market price for one bitcoin on December 31, 2025, of $87,498 and $309.8 million of cash on hand (of which $76.3 million is restricted).

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s most trusted platform for powering and building digital infrastructure.

Riot’s mission is to empower the future of digital infrastructure by positively impacting the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin-driven industry leader in the development of large-scale data centers and bitcoin mining applications. The Company’s vertically integrated strategy spans Bitcoin mining, engineering, and the development of large-scale data center projects designed to support the growing demand for high-density computing. Riot currently operates Bitcoin mining facilities in central Texas and Kentucky, with engineering and fabrication capabilities in Denver and Houston. The Company is now expanding into data center development, strengthening its position as a foundational builder in the digital economy.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” similar expressions and their negatives are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to: plans to develop data centers, projections, objectives, expectations, and intentions about future events, short-term and long-term business operations and objectives and financial needs; the Company’s data center lease at the Rockdale Site; forecasted demand for energy at the sites; the Company’s expansion plans at the site, the Company’s anticipated financing plan for the project, and the Company’s other plans, projections, objectives, expectations, and intentions more generally. These forward-looking statements are subject to a number of risks and uncertainties that may cause results, performance, or achievements to be materially different from those expressed or implied, including, without limitation: risks relating to the Company’s growth and developing the Company’s power capacity for data center purposes, including construction plans, delays, supply chain issues, permitting or regulatory hurdles, and unforeseen technical challenges; the anticipated demand for large data centers; changes in leasing arrangements; risks relating to the financing of new data centers; future economic conditions, performance, or outlooks; future political conditions; the outcome of contingencies; potential acquisitions or divestitures; our ability to maximize the value of our full power portfolio; the number and value of Bitcoin rewards and transaction fees we earn from our ongoing Bitcoin Mining operations; future self-mining hash rate capacity; expected cash flows or capital expenditures; our beliefs or expectations; activities, events or developments that we intend, expect, project, believe, or anticipate will or may occur in the future; unaudited estimates of bitcoin production; risks related to the success, schedule, cost and difficulty of integrating businesses we acquire; and our failure to realize anticipated efficiencies and strategic and financial benefits from our acquisitions. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward- looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

Additional Information and Communications

For important news and information regarding the Company, including presentations and other news and events, visit the Investor Relations section of the Company’s website, riotplatforms.com/overview, and the Company’s social media accounts, including on X and LinkedIn.

Contacts:

Investor Contact:
Joshua Kane
IR@Riotplatforms.com

Media Contact:
Becca Rincon
PR@Riotplatforms.com

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA.” EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities fair value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We believe Adjusted EBITDA can be an important financial performance measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies from period-to-period by making such adjustments. Additionally, Adjusted EBITDA is used as a performance metric for share-based compensation.

Adjusted EBITDA is provided in addition to, and should not be considered a substitute for, or superior to, net income, the most comparable measure under GAAP to Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this financial measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial measure:

	Years Ended December 31,
	2025	2024
Net income (loss)	$(663,181)	$109,401
Interest income	(13,984)	(27,166)
Interest expense	24,144	1,985
Income tax expense (benefit)	(150)	744
Depreciation and amortization	346,811	212,053
EBITDA	(306,360)	297,017

Adjustments:
Stock-based compensation expense	125,711	125,204
Acquisition-related costs	187	5,541
Change in fair value of derivative assets	1,447	(45,277)
Change in fair value of contingent consideration	(18,071)	(2,459)
Loss (gain) on equity method investment - marketable securities	28,192	69,489
Loss (gain) on sale of equipment	(2,267)	17,429
Casualty-related charges (recoveries), net	(174)	(2,795)
Loss on contract settlement	158,137	—
Loss on legal settlement	20,000	—
(Gain) on acquisition post-close dispute settlement	(26,007)	—
Impairment of property and equipment	29,736	—
Loss on convertible notes investment	5,757	—
Other (income) expense	(2,944)	(863)
Amortization of license fee revenue	(388)	(97)
Adjusted EBITDA	$12,956	$463,189

The Company defines Cost to Mine as the cost to mine one Bitcoin, excluding Bitcoin miner depreciation, as calculated in the table below.

	Years Ended December 31,
	2025	2024
Cost of power for self-mining operations	$281,396	$149,019
Other direct cost of revenue for self-mining operations(1)(2), excluding bitcoin miner depreciation	57,615	40,205
Cost of revenue for self-mining operations, excluding bitcoin miner depreciation	339,011	189,224
Less: power curtailment credits(3)	(56,729)	(33,685)
Cost of revenue for self-mining operations, net of power curtailment credits, excluding bitcoin miner depreciation	282,282	155,539
Bitcoin miner depreciation(4)(5)	237,574	155,487
Cost of revenue for self-mining operations, net of power curtailment credits, including bitcoin miner depreciation	$519,856	$311,026

Quantity of bitcoin mined	5,686	4,828
Production value of one bitcoin mined(6)	$101,350	$66,488

Cost to mine one bitcoin, excluding bitcoin miner depreciation	$49,645	$32,216
Cost to mine one bitcoin, excluding bitcoin miner depreciation, as a % of production value of one bitcoin mined	49.0%	48.5%

Cost to mine one bitcoin, including bitcoin miner depreciation	$91,427	$64,421
Cost to mine one bitcoin, including bitcoin miner depreciation, as a % of production value of one bitcoin mined	90.2%	96.9%

(1)	Other direct cost of revenue includes compensation, insurance, repairs, and ground lease rent and related property taxes.

(2)	During the years ended December 31, 2025 and 2024, we paid cash of approximately $228.4 million and $342.4 million, respectively, in total deposits and payments for the purchase of miners. Costs to finance the purchase of miners were zero as the miners were paid for with cash from our cash balance. The seller did not provide any financing, nor did we borrow from a third-party to purchase the miners.

(3)	Power curtailment credits are credited against our power invoices as a result of temporarily pausing our operations to participate in ERCOT’s Demand Response Service Programs. Our fixed-price power purchase contracts enable us to strategically curtail our mining operations and participate in these programs, which significantly lower our cost to mine bitcoin. These credits are recognized in Power curtailment credits on our Consolidated Statements of Operations, outside of cost of revenue, but significantly reduce our overall cost to mine bitcoin.

(4)	We capitalize the acquisition cost of our miners and include these costs in Property and equipment, net on our Consolidated Balance Sheets. The miners are depreciated over an estimated useful life of three years, during which time, they are expected to contribute to the generation of bitcoin revenue. We do not consider depreciation expense in determining whether it is economical to operate our miners because depreciation is a non-cash expense and is not a variable operating cost that can be avoided even if we curtail operations temporarily. Depreciation expense incurred is disclosed for each respective period in the table above.

(5)	The following table presents the future depreciation expense of all of our bitcoin miners:

2026	$253,446
2027	196,466
2028	69,350
Total	$519,262

(6)	Computed as revenue recognized from bitcoin mined divided by the quantity of bitcoin mined during the same period.